UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): 4/14/08

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 SOUTH MARKET STREET

PETERSBURG, VIRGINIA 23803

(Address of principal executive offices, including zip code)

(804) 530-0535

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Failure to Satisfy a Continued Listing Rule or Standard.

As disclosed in Item 9A of Star Scientific, Inc.’s (the “Company”) annual report on Form 10-K for the year ended December 31, 2007 (“Annual Report”), filed with the Securities and Exchange Commission on March 17, 2008, a series of additional fees for service as a director, beyond fees paid for attending board and committee meetings, were paid to Dr. Christopher Chapman, a member of Company’s Board of Directors and Audit Committee, in April, May and June of 2007, which collectively totaled $26,000, and which Dr. Chapman offered and agreed to offset against customary board fees otherwise earned in 2008. On April 17, 2008, through the before mentioned offsets and an additional payment in the amount of $500, Dr. Chapman completed full repayment of the additional fees paid to him in 2007.

After filing its Annual Report, the Company was contacted by the Nasdaq Staff regarding the additional fees paid to Dr. Chapman in 2007 and, on April 17, 2008, the Company advised the Nasdaq Staff that Dr. Chapman had paid back the full amount of the additional fees paid to him in 2007. On April 18, 2008, the Company received a letter from Nasdaq noting the disclosure in Item 9A of the Company’s Annual Report and indicating that prior to Dr. Chapman’s full repayment of the $26,000 of additional fees on April 17, 2008, the Company was not in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A) (the “Rule”). The Rule requires that each audit committee member meet the criteria for director independence as set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, which states, in part, that audit committee members are barred from accepting any consulting, advisory or other compensatory fees from an issuer or any subsidiary thereof, other than in his or her capacity as a member of the issuer’s board of directors or any committee thereof. Accordingly, absent the remediation by the Company, Dr. Chapman would not be eligible to continue to serve on the Company’s Audit Committee. The Nasdaq Staff’s April 18, 2008 letter further noted that, as a result of the actions noted above, the Company is in compliance with the Rule and that the matter is now closed.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On April 14, 2008, Aidman, Piser & Company, P.A. (“Aidman Piser”) resigned as the Company’s independent registered public accounting firm. Aidman Piser recently entered into an agreement with Cherry, Bekaert & Holland, L.L.P. (“Cherry Bekaert”), pursuant to which Aidman Piser contemplates merging its operations into Cherry Bekaert and certain of the professional staff and partners of Aidman Piser plan to join Cherry Bekaert either as employees or partners of Cherry Bekaert and will continue to practice as members of Cherry Bekaert. Concurrent with the resignation of Aidman Piser, the Company, through and with the approval of its Audit Committee, engaged Cherry Bekaert, as its independent accountant.

Prior to engaging Cherry Bekaert, the Company did not consult with Cherry Bekaert regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Cherry Bekaert on the Company’s financial statements, and Cherry Bekaert did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The reports of Aidman Piser regarding the Company’s financial statements for the fiscal years ended December 31, 2007 and 2006, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2007 and 2006 and during the period from the end of the most recently completed fiscal year through April 14, 2008, the date of resignation, there were no disagreements with Aidman Piser on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Aidman Piser would have caused it to make reference to such disagreements in its reports.

The Company provided Aidman Piser with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission and requested that Aidman Piser furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated April 18, 2008, is filed as Exhibit 16.1 (which is incorporated by reference herein) to this Current Report on Form 8-K.

Item 9.01

(d)	Exhibits

16.1	Letter from Former Accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: April 18, 2008	BY:	/s/ Paul L. Perito
Paul L. Perito Chairman of the Board, President and Chief Operating Officer

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